EXHIBIT 99.1

News Release
For Immediate Release

Laredo Investment Corp. (LRDI) Announces:

Loblaws/Western Groceries has officially introduced the R&L Health Inc. LeanFitTM  and Whey protein to their Western Canadian Stores.

Change of Board Members

Las Vegas, Nevada - November 3, 2003 - Laredo Investment Corp. (LRDI) President adn CEO, Richard Pierce, announced that Loblaws/Western Groceries is now carrying R&L Health Inc. Whey protein and LeanFitTM Balanced High Protein Whey with SoyFermTM to their Western Canadian locations.

R & L Health Inc. anticipates a positive response from Loblaws/Western Groceries consumers on the introduction of their Whey protein and LeanFitTM powders and is poised to launch more test products under the R&L HealthTM brand in the Loblaws/Western Groceries chain stores.

Lardedo is wholly owns GRF Nutritionals Ltd. and its subsidiary R&L Health Inc.  GFR Nutritionals is an established cGMP (current Good Manufacturing Practices) nutritional supplement manufacturing facility located in British Columbia, Canada.  The R&L HealthTM brand of family fitness products is designed for the mass market and pharmacy trades.

Laredo wishes to announce the Board of Directors of Laredo through a corporate resolution has removed Ms. Lucretia Schanfarber as a Director and Officer of Lardeo. This action was made pursuant to the Bylaws of Laredo and was deemed in the best interest of Laredo at this time.

For further information contact:

Mr. Richard Pierce
604-460-8440
877-560-8440

Certain statements contained in this press release may be deemed forward-looking statements.  Such statements, and other matters addressed in this press release, involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially from these statements and matters are the risks and other factors detailed, from time to time, in the Company's reports with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-KSB and its quarterly reports on Form 10-QSB.